Exhibit 10.18
CASCAL N.V.
2008 LONG TERM INCENTIVE PLAN
ARTICLE 1
ESTABLISHMENT, OBJECTIVES AND DURATION
     1.1 ESTABLISHMENT OF THE PLAN. The Cascal 2008 Long Term Incentive Plan (the “Plan”) as set forth in this document was adopted and approved (as applicable) on January 7, 2008 by the management board, the supervisory board and the general meeting of shareholders of Cascal B.V., a Dutch private company with limited liability to be converted to Cascal N.V., a Dutch public limited company (the “Company”), subject to the amendment to the Company’s articles of association whereby a one-tier board of directors is established, and effective as of the listing of common shares of the Company on the New York Stock Exchange (the “Effective Date”). Under the terms of the Plan, the Board of Directors, advised by and at the recommendation or proposal of the Nomination and Compensation Committee of the Company, will establish performance criteria for annual awards of conditional bonuses to Employees of the Company.
     1.2 OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives consistent with the Company’s targets and that link and align the personal interests of Participants with the interests of shareholders over the longer term. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.
     1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 9.
ARTICLE 2
DEFINITIONS
     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word or words, as the case may be, shall be capitalized:

     “Articles” shall mean the Articles of Association of the Company, as the same may be amended from time to time.
     “Award” means, individually or collectively, an award under this Plan.
     “Biwater” shall mean Biwater Plc and its direct and indirect subsidiaries and joint venture investments and excludes the Group.
     “Board” or “Board of Directors” means the Board of Directors of the Company.
     “Bonus” shall mean a payment pursuant to an Award.
     “Committee” means the Nomination and Compensation Committee of the Company.
     “Company” means Cascal N.V., a Dutch public limited company, as well as any successor to the Company as provided in Article 12.
     “Disability” shall mean that the affected Participant is incapacitated by reason of a physical or mental illness which is long-term in nature and which prevents the Participant from performing the substantial and material duties of his employment with the Company or any other member of the Group, provided that such incapacity can reasonably be expected to prevent the Participant from working at least six consecutive months in any twelve month period. The Company may require the Participant to have an examination at any time for the purpose of determining whether the Participant has a long-term disability as described in the preceding sentence, and the Participant agrees to submit to such examination upon the recommendation by the Committee and approval by the Board, provided that the Company shall pay all costs and expenses associated with such examination.
     “Employee” shall mean any employee of the Company or any other member of the Group.
     “Effective Date” shall have the meaning ascribed to such term in Section 1.1.
     “Group” shall mean the Company and its direct and indirect subsidiaries and joint venture investments.
     “Participant” means an Employee who has outstanding an Award granted under the Plan.
     “Performance Period” means the time period during which performance targets must be achieved with respect to an Award, as recommended by the Committee and approved by the Board.
     “Rules” shall mean the Board Rules of the Company as the same may be amended from time to time.
     “Shares” shall mean the common shares of the Company.

     “Termination Event” shall mean any one of the following: Disability, Death, redundancy (within the meaning of the Employment Rights Act of 1996 (UK) or any equivalent legislation in the relevant jurisdiction), retirement at contractual retirement age, retirement prior to contractual retirement age (within the consent of the Participant’s employer), the Participant’s employer ceasing to be a member of the Group, permanent transfer (i.e. not a temporary secondment) of a Participant from one member of the Group to Biwater, or any other reason which the Committee, in its sole discretion, proposes and the Board approves to treat as a Termination Event.
ARTICLE 3
ADMINISTRATION
     3.1 THE BOARD AND THE COMMITTEE. The Plan shall be administered by the Board, advised by and at the recommendation or proposal of the Committee.
     Where in this Plan reference is made to an authority of the Board to determine, set or establish, select, amend or adjust something (or similar wording to that effect), this shall mean the Board, advised by and at the recommendation or proposal of the Committee.
     3.2 AUTHORITY OF THE BOARD. The Board shall have power to select Employees who receive Awards under the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 9) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Board as provided in the Plan. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan.
     3.3 DECISIONS BINDING. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.
ARTICLE 4
ELIGIBILITY AND PARTICIPATION
     4.1 ELIGIBILITY. Persons eligible to participate in this Plan include all Employees of the Company, as determined by the Board, but excluding non-executive directors of the Company.

     4.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.
ARTICLE 5
AWARDS
     5.1 GRANT OF AWARDS. Subject to the terms of the Plan, Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board. Awards will take the form of conditional bonus awards and shall be determined by reference to a fixed percentage of an Employee’s base salary. Except as otherwise determined by the Board in exceptional circumstances, such fixed percentage shall not exceed one hundred percent (100%).
     5.2 PERFORMANCE TARGETS. The Board shall set performance targets in its discretion which, depending on the extent to which they are met, will determine the amount of the Bonus that will be paid out to the Participant. The performance targets shall be based on the appreciation in the share price of the Company’s common shares and the growth in earnings per share. The time period during which the performance targets must be met is referred to as the “Performance Period.” The performance targets applicable for the initial Awards under the Plan, which are contemplated to be made in April 2008, will be based on:
     (i) for 75% of the Award, the appreciation in the share price of the Company’s common shares over the Performance Period, as determined annually by reference to the average closing trading price of the Company’s common shares for the last 20 trading days preceding the commencement of the Performance Period as compared to the average closing trading price of the Company’s shares for the last 20 trading days preceding the end of the annual period; and
     (ii) for 25% of the Award, the growth in earnings per share under Dutch GAAP as determined annually by reference to the earnings per share for the annual period as compared to the earnings per share at the start of the Performance Period for the year ending March 31, 2008 on a pro forma basis as determined by the Board.
     The initial Awards are more fully described on Exhibit A. The Performance Period for the initial Awards will be the three-year period commencing April 1, 2008 and ending March 31, 2011. Although performance targets for an Award will be established on an annual basis, if all of the performance targets for the Performance Period to date are fully met at the end of any fiscal year within the Performance Period, a Participant will be entitled to payment of the maximum Bonus for the Performance Period to date, notwithstanding the failure of the Participant to achieve the prior annual performance targets.
     5.3 EARNING OF BONUS. Subject to the terms of this Plan, after each year in the applicable Performance Period has ended, the Participant shall be entitled to receive payout on the amount of such Bonus earned by the Participant over the Performance Period (or portion thereof that has been completed), to be determined as a function of the extent to which the corresponding performance targets have been achieved, as established by the Board.
     5.4 FORM AND TIMING OF PAYMENT OF BONUS. Subject to the terms of this Plan, a Participant shall be paid in cash on an annual basis the amount of the Bonus earned during each year of the Performance Period. Following the end of each year of a Performance Period, the Board will determine the extent to which the performance targets have been achieved and will compute the amount of the Bonus to be paid. Bonus amounts will be paid in cash, subject to all required withholdings, provided that the Participant shall be given the option to elect to receive a portion of the Bonus (not to exceed 25%) in the form of Shares, which, once issued, shall be non-forfeitable; provided however, that the number of Shares subject to Award shall not exceed 120,000 Shares, which is also the maximum number of Shares that can be awarded to members of the Board eligible to receive an Award under the Plan. Such Bonus shall be paid to the Participant within thirty (30) days after the determination of the satisfaction of the related performance target. The value of the Shares elected to be received shall be the average closing trading price of the Company’s common shares for the twenty trading days preceding the confirmation of the attainment of the performance targets, and the Participant’s election must be made within five business days following the Participant’s receipt of notice of the attainment of the performance target, or such other time period established by the Board upon the recommendation or proposal of the Committee. If the Company shall not have sufficient Shares authorized to be issued under the Plan to satisfy all elections to receive Shares in lieu of cash, then persons electing to receive Shares shall have their allocation of Shares reduced pro rata. Any Bonus not paid in Shares will be paid in cash.
     5.5 TERMINATION OF EMPLOYMENT DUE TO TERMINATION EVENT. Unless otherwise designated by the Committee, in the event the employment of a Participant with a member of the Group is terminated due to a Termination Event during a Performance Period, the Participant shall receive a prorated payment in respect of any Bonus that has not yet been paid (if any) for the year in which the Termination Event occurs. The prorated payout shall be determined by the Board, shall be based upon the length of time that has elapsed during the Performance Period, and shall further be adjusted based on the achievement of the preestablished performance targets. Payment of the pro-rated Bonus shall be made in the manner provided in Section 5.4 hereof, provided that the Board in its discretion, may determine to make any such payment earlier subject to the Board’s assessment of the extent to which the performance targets have been satisfied.
     5.6 TERMINATION OF EMPLOYMENT FOR OTHER REASONS. In the event that a Participant’s employment with a member of the Group terminates for any reason other than those reasons set forth in Section 5.5, all Awards shall be forfeited by the Participant unless determined otherwise by the Board.
     5.7 NONTRANSFERABILITY. An Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

     5.8 CAPITAL RESTRUCTURE. In the event of a restructuring of the capital structure of the Company, the Board will adjust the terms of any Award to provide, to the extent possible, equivalent terms.
ARTICLE 6
BENEFICIARY DESIGNATION
     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any Bonus under the Plan is to be paid in case of his or her death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
ARTICLE 7
RIGHTS OF COMPANY AND PARTICIPANTS
     7.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company or the relevant member of the Group to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or the relevant member of the Group.
     7.2 PARTICIPATION. No Participant shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.
ARTICLE 8
CHANGE OF CONTROL
     If an offer is made to acquire all or a majority of the issued share capital of the Company, and as a result of such offer, the offeror in fact acquires more than fifty percent (50%) of the issued share capital of the Company, the Committee may determine that any unpaid Bonus relating to an Award previously granted shall be calculated (on a pro-rata basis) effective as of the date of the change of control of the Company. Any such pro-rata Bonus shall be paid to a Participant as soon as practical after the date of the change of control, and in no event later than thirty (30) days after such date.

ARTICLE 9
AMENDMENT AND TERMINATION
     9.1 AMENDMENTS.
     The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially modify the requirements for participation in this Plan or (iii) must otherwise be approved by the general meeting of shareholders of the Company in order to comply with applicable law or the rules of the principal securities exchange upon which the Shares are traded or quoted, then such amendment will be subject to the approval of the general meeting of shareholders and will not be effective unless and until such approval has been obtained.
     9.2 TERMINATION. The Board may, in its discretion, terminate this Plan at any time.
     9.3 AWARDS PREVIOUSLY GRANTED. No termination or amendment of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
ARTICLE 10
WITHHOLDING
     The Company or the relevant member of the Group shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or the relevant member of the Group, an amount sufficient to satisfy any federal, state, and local income, employment, social security or other taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
ARTICLE 11
INDEMNIFICATION
     Each person who is or shall have been a member of the Board, shall be indemnified by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from the defense of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan. Such person shall be indemnified by the Company for all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles or Rules, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE 12
SUCCESSORS
     Subject to the provisions of Article 8, all obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company arising as a result of merger, consolidation, or otherwise.
ARTICLE 13
LEGAL CONSTRUCTION
     13.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine, the plural shall include the singular, and the singular shall include the plural.
     13.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     13.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     13.4 GOVERNING LAW. The Plan, and all Awards and agreements hereunder, shall be construed in accordance with and governed by the laws of the United Kingdom, without giving effect to the conflict of laws principles thereof.

EXHIBIT A
TERMS OF PROPOSED 2008 AWARDS
     1. Two performance conditions will apply. The first condition will be the appreciation in the Company’s share price over the Performance Period, measured as described in the Plan, which will apply to 75% of the Award. The second condition will be the growth in earnings per share over the Performance Period, which will apply to 25% of the Award. Earnings per share will be defined as adjusted earnings per share, calculated by reference to Dutch GAAP, as determined by the Committee.
     2. With respect to the conditions, the Bonus will be earned on a linear basis between threshold and maximum performance for each year during the Performance Period. At the end of each year, the cumulative amount of the Bonus that has been earned will be calculated by pro-rating for performance the cumulative maximum amount of the portion of the Bonus attributable to each of the conditions that could have been earned by the end of such year. The cumulative maximum amount of the portion of the Bonus attributable to each condition that can be earned on an annual basis is as follows:

End of Year 1	25%
End of Year 2	50%
End of Year 3	100%
     3. The maximum Awards shall be:

Chief Executive Officer	–	100% of base salary
Senior Executives	–	60% of base salary
Other Participants	–	30% of base salary